[CURTISS-WRIGHT LOGO]                                      [CW LISTED NYSE LOGO]

                                  NEWS RELEASE

================================================================================

                              FOR IMMEDIATE RELEASE

                  CURTISS-WRIGHT REPORTS 2003 FINANCIAL RESULTS

                                      - - -

         Full Year and Fourth Quarter Sales up 45% & 11%, Respectively; Full Year and Fourth Quarter Net Earnings up 16% and 8%, Respectively;
                    Eighth Consecutive Year of Revenue Growth

                                      - - -

     Diversification Strategy & Acquisitions Keep Company Growing Profitably

ROSELAND, NJ - February 9, 2004 - Curtiss-Wright Corporation (NYSE: CW, CW.B) today announced financial results for the full year and fourth quarter ended December 31, 2003. The highlights for the periods are as follows:

Full Year Operating Highlights

o Net sales for the full year 2003 increased 45% to $746.1 million from $513.3 million in 2002. Acquisitions made in 2002 and 2003 contributed $221.8 million in incremental sales in 2003.

o Operating income in 2003 increased 29% to $89.3 million from $69.0 million in 2002. Beginning with the fourth quarter of 2003, pension income derived from the overfunded Curtiss-Wright Pension Plan has been reclassified for all periods presented from non-operating to operating income to better conform with current reporting requirements. The amount of pension income reclassified amounted to $7.2 million in 2002 versus $1.6 million in 2003. Operating income before the pension income reclassification increased 42% in 2003 as compared to 2002.

o Net earnings increased 16% in 2003 to $52.3 million, or $2.50 per diluted share, from $45.1 million in 2002, or $2.16 per diluted share (adjusted for the 2-for-1 stock split). As disclosed in the table below, 2002 included certain nonrecurring income. Net earnings excluding the nonrecurring income were $41.6 million, or $2.00 per diluted share (adjusted for the 2-for-1 stock split). Therefore, net earnings in 2003 increased 26% from net earnings in 2002 excluding the non-recurring income. In addition, the increase in 2003 net earnings was achieved despite a $5.6 million decline (approximately $0.17 per diluted share) in pension income and an increase in interest expense of $3.9 million (approximately $0.11 per diluted share) from 2002.

o New orders received in 2003 were $743.1 million, up 55% compared to 2002. Approximately 48% of the new orders received in 2003 were military related. Backlog increased 6% to $505.5 million at December 31, 2003 from $478.5 million at December 31, 2002.

Fourth Quarter Operating Highlights

o Net sales increased 11% to $193.7 million in the fourth quarter of 2003 from $174.1 million in the comparable period of 2002. Acquisitions made in the fourth quarter of 2002 and during 2003 contributed $26.4 million in incremental sales in the fourth quarter of 2003.

o Operating income in the fourth quarter of 2003 increased 20% to $26.1 million from $21.7 million in the prior year period. The amount of pension income reclassified amounted to $0.4 million in the fourth quarter of 2002 versus essentially zero in the fourth quarter of 2003. Operating income before the pension income reclassification increased 22% in the fourth quarter of 2003 as compared to the prior year period.

o Net earnings increased 8% during the fourth quarter of 2003 to $14.8 million, or $0.70 per diluted share, from $13.7 million, or $0.65 per diluted share (adjusted for the 2-for-1 stock split) in the comparable quarter of 2002. As disclosed in the table below, the fourth quarter of 2002 included certain non-recurring income. Net earnings excluding nonrecurring income, were $12.1 million, or $0.58 per diluted share (adjusted for the 2-for-1 stock split). Therefore, net earnings in the fourth quarter of 2003 increased 22% from net earnings in the fourth quarter of 2002 excluding the nonrecurring income. In addition, the increase in fourth quarter net earnings was achieved despite a decline in pension income and an increase in interest expense of $2.4 million, net (approximately $0.07 per diluted share) from the fourth quarter of 2002.

o New orders received in the fourth quarter of 2003 were $225.3 million, up 69% from the fourth quarter of 2002. Acquisitions made in fourth quarter of 2002 and during 2003 contributed $42.9 million in new orders in the fourth quarter of 2003.

The following table is intended to present what management believes is a clearer picture of after-tax performance by adjusting net earnings based upon accounting principles generally accepted in the United States for the impact of certain nonrecurring items. Management believes that in order to understand how the Corporation performed on an operational basis and consistent with the way management evaluates its performance, the earnings for 2002 have been adjusted to exclude nonrecurring income. This non-GAAP schedule may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Corporation's cash flows or operating income, and should not be considered in isolation or as an alternative for measures of performance presented in accordance with accounting principles generally accepted in the United States of America.

                               NONRECURRING ITEMS

--------------------------------------------------------------------------------
4th QUARTER:                                              2003           2002
--------------------------------------------------------------------------------
(In thousands, except per share figures)
--------------------------------------------------------------------------------
GAAP Net earnings                                      $14,754        $13,692
--------------------------------------------------------------------------------
Legal settlement                                           -             (616)
--------------------------------------------------------------------------------
IRS refund due                                             -             (934)
--------------------------------------------------------------------------------
Normalized net earnings                                $14,754        $12,142
--------------------------------------------------------------------------------
Diluted Shares Outstanding                              21,064         20,968
--------------------------------------------------------------------------------
Normalized earnings per diluted share                  $  0.70        $  0.58
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FULL YEAR:                                                2003           2002
--------------------------------------------------------------------------------
(In thousands, except per share figures)
--------------------------------------------------------------------------------
GAAP Net earnings                                      $52,268        $45,136
--------------------------------------------------------------------------------
Gain on sale of non operating property                     -             (435)
--------------------------------------------------------------------------------
Postretirement and post employment
adjustments, net                                           -             (986)
--------------------------------------------------------------------------------
Facility consolidation costs                               -              278
--------------------------------------------------------------------------------
Release of indemnification reserve                         -             (801)
--------------------------------------------------------------------------------
Legal settlement                                           -             (616)
--------------------------------------------------------------------------------
IRS refund due                                             -             (934)
--------------------------------------------------------------------------------
Normalized net earnings                                $52,268        $41,642
--------------------------------------------------------------------------------
Diluted Shares Outstanding                              20,887         20,868
--------------------------------------------------------------------------------
Normalized earnings per diluted share                    $2.50          $2.00
--------------------------------------------------------------------------------

Note: Shares and per share data have been adjusted for 2-for-1 stock split.

As set forth above, the Company recognized several nonrecurring items in 2002. The Company recorded net gains related to the sale of rental properties, a net gain relating to the reallocation of postretirement medical benefits for certain active employees to our pension plan, release of an indemnification reserve related to the sale of rental property that was no longer required, a net legal settlement, a refund due from the Internal Revenue Service relative to a research and development credit, and costs associated with the relocation of a shot-peening facility. These items, which are presented in the tables above, had a net positive impact on net earnings of $3.5 million, or $0.17 per diluted share in 2002 (adjusted for stock split).

"We are pleased to report our eighth consecutive year of revenue growth along with higher operating income and earnings," commented Martin R. Benante, Chairman and CEO of Curtiss-Wright. "Our outstanding performance is due to our diversification strategy and growth in our core markets. We successfully increased sales and earnings despite a slowdown in some of our markets because we continue to deliver to our customers the high performance, technologically advanced products for which Curtiss-Wright is renowned."

Sales
-----

Full year 2003 sales increased 45% primarily due to the acquisitions made during 2002 and 2003, which contributed $221.8 million in incremental sales. In the fourth quarter of 2003, sales increased 11% primarily due to the acquisitions made in the fourth quarter of 2002 and during 2003, which contributed $26.4 million in incremental sales. Excluding the contributions from the acquisitions consummated in 2002 and 2003, sales of the base businesses increased 9% and 6% for the quarter and full year ended December 31, 2003, respectively, over the prior year periods.

In our base businesses, higher sales of flow control products to the nuclear and non-nuclear navy and the nuclear power generation market, higher sales from our military aerospace and domestic ground defense businesses, and higher shot-peening services, all contributed to the organic growth. This was accomplished despite continued reductions in our commercial aerospace businesses of 8% and 20% for the quarter and full year ended December 31, respectively. Foreign currency translation had a favorable impact on sales of $4.4 million in the fourth quarter and $14.1 million for the full year of 2003.

Operating Income
----------------

Operating income for the full year 2003 increased 29% over 2002 due to strong volumes and a favorable sales mix. This increase was partially offset by lower margins in our aerospace overhaul and repair service business, and costs overruns and inventory adjustments within our Flow Control segment. Operating income for the fourth quarter of 2003 was 20% higher than the comparable period last year due primarily to higher sales volume, partially offset by lower pension income.

Beginning in the fourth quarter of 2003, pension income derived from the overfunded Curtiss-Wright Pension Plan has been reclassified from non-operating to operating income to better conform with current reporting requirements. Going forward, operating income will include income/charges from this pension plan. The Corporation's results after excluding the impact of the reclassification of pension income is intended to present what management believes is a clearer picture of operating income performance and is consistent with the way management evaluates its performance.

Accordingly, operating income before the pension income reclassification increased 42% in 2003, primarily due to the strong performance of our business segments which more than offset the $5.6 million decrease in pension income from 2002. During the fourth quarter of 2003, operating income before the pension income reclassification increased 23% over the comparable prior period.

Net Earnings
------------

Net earnings for the full year 2003 increased 16% over 2002. Overall, Curtiss-Wright achieved strong growth in the naval, military aerospace, land-based military, commercial power generation, and laser peening markets. Additionally Curtiss-Wright achieved growth during 2003 in oil and gas processing and certain industrial markets, despite the sluggish performance of these markets overall.

Net earnings for the fourth quarter of 2003 increased 8% over the comparable period last year. Curtiss-Wright's fourth quarter 2003 performance was highlighted by strong operating income from our operating segments, which increased $5.3 million in the fourth quarter of 2003, as compared to the comparable prior year period.

"The commercial aerospace market remains challenging, but an increase in our military aerospace sales has, for the most part, offset the lower commercial aerospace sales," said Mr. Benante. "Our position on many defense programs, which include a mix of products for aerospace, land-based and naval platforms, should continue to provide opportunities for us in the future. Our balanced blend of defense and commercial businesses is expected to provide both short and long-term benefits to our shareholders. In addition, our recent acquisitions have achieved better than expected results while increasing our market penetration, particularly within the defense electronics sector, and expanding our geographic reach and technological capabilities."

Segment Performance
-------------------

Flow Control - Fourth quarter 2003 sales were $78.1 million, up 2% over the comparable period last year. The improvement was due to higher sales of valve and electronic products to the nuclear naval market, higher sales to the commercial power generation and heavy truck markets, as well as a full quarter contribution from the December 2002 acquisition of TAPCO International, Inc. This improvement was mostly offset by lower sales from EMD, which was driven mainly by the timing of revenue milestones with the Navy. Sales of this business segment also benefited from favorable foreign currency translation of $0.8 million in the quarter.

Operating income for this segment increased 7% for the fourth quarter of 2003 compared to the comparable prior year period. The improvement was due to higher sales and favorable sales mix. The overall operating income improvement was attained despite unanticipated shipping delays, which resulted in an operating loss for the quarter at our international valve business.

Motion Control - Sales of $77.7 million for the fourth quarter of 2003 increased 12% over last year, principally due to the contributions from the acquisitions of Collins Technologies in February 2003, Peritek Corporation in August 2003, Systran Corporation and Novatronics, Inc. in December 2003, and a 5% sales growth in the base business. Higher sales in the base business were driven mainly by stronger European ground defense sales resulting from expedited delivery schedules, an increase in sales of military aerospace products for F-16 spares and JSF development, and slightly higher European sensor and drive sales. These higher sales were partially offset by lower domestic ground defense sales due to the wind down on the production contracts for the Bradley Fighting Vehicle and lower sales associated with the overhaul and repair services provided to the global airline industry. Sales of this business segment also benefited from favorable foreign currency translation of $1.9 million in the quarter.

Operating income for this segment increased 27% for the fourth quarter of 2003 compared to the comparable period last year. The improvement was driven by higher sales volume as mentioned above and favorable sales mix due to scheduled ramp ups in various military programs. These improvements were partially offset by lower margins at our European sensors and drives business. Additionally, the operating margins for the overhaul and repair business improved over the comparable period last year mainly as a result of cost control initiatives.

Metal Treatment - Sales for the fourth quarter of 2003 of $37.8 million were 37% higher than the comparable period last year. The improvement was mainly due to the contributions from the acquisitions of Advanced Materials Process Corporation in March 2003 and E/M Engineered Coatings Solutions in April 2003, as well as higher overall shot-peening revenues. The improvement in shot-peening revenue was due to sales growth from our new laser peening technology as well as our core shot-peening services in both North America and Europe. Favorable foreign currency translation positively impacted European shot-peening sales by $1.6 million in the quarter.

Operating income increased 55% for the fourth quarter of 2003 as compared to the comparable period last year. Higher sales volumes, cost reduction programs, and favorable foreign currency translation all contributed to the higher operating income. A customer bankruptcy, unfavorable sales mix, and new facility start-up expenses partially offset the above gains.

Mr. Benante concluded, "We begin the year 2004 confident in our ability to continue to build on our solid business foundation and generate long-term shareholder value by continuing to increase sales and earnings. We delivered significant improvement in both, but perhaps the most dramatic return, which directly benefits our shareholders, is the strong performance of our share price. Over the past year, Curtiss-Wright's common stock has increased 41%, while increasing 94% over the past three years. As an indication of our confidence in our ability to continue to deliver long-term value to our shareholders, we just recently increased our annual dividend by 20%. In addition, we have greatly enhanced our liquidity by becoming part of the S&P 600 index as well as completing a 2-for-1 stock split. We believe these steps will further attract the interest of new investors. While 2004 is likely to continue to present a challenging business environment, our diversification strategy and ongoing emphasis on technology will continue to generate growth opportunities in each of our three business segments. We look forward to generating another strong performance in 2004 and to providing our investors with superior returns."

                                   **********

The Company will host a conference call to discuss the fourth quarter 2003 results at 10:00 EST Tuesday, February 10, 2004. A live webcast of the call can be heard on the Internet by visiting the company's website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

                               (Tables to Follow)

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands except per share data)

                                                       Three Months Ended                    Year Ended
                                                           December 31,                      December 31,
                                                       2003             2002             2003             2002
                                                    --------         --------         --------         --------
Net sales                                           $193,663         $174,073         $746,071         $513,278
Cost of sales                                        125,476          119,040          505,153          337,192
                                                    --------         --------         --------         --------
Gross profit                                          68,187           55,033          240,918          176,086

Research & development expenses                        5,617            4,020           22,111           11,624
Selling expenses                                       9,929            8,422           38,816           29,553
General and administrative expenses                   25,529           21,314           90,849           71,843
Environmental remediation and administrative
expenses, net                                          1,043               (9)           1,423            1,237
Pension Income, net                                      (31)            (446)          (1,611)          (7,208)
                                                    --------         --------         --------         --------

Operating income                                      26,100           21,732           89,330           69,037

Other income (expenses), net                             207              180              389            4,508
Interest expense                                      (2,757)            (771)          (5,663)          (1,810)
                                                    --------         --------         --------         --------

Earnings before income taxes                          23,550           21,141           84,056           71,735
Provision for income taxes                             8,796            7,449           31,788           26,599
                                                    --------         --------         --------         --------

Net earnings                                        $ 14,754         $ 13,692         $ 52,268         $ 45,136
                                                    ========         ========         ========         ========

Basic earnings per share                            $   0.71         $   0.67         $   2.53         $   2.21
                                                    ========         ========         ========         ========
Diluted earnings per share                          $   0.70         $   0.65         $   2.50         $   2.16
                                                    ========         ========         ========         ========

Dividends per share                                 $   0.09         $   0.08         $   0.32         $   0.30
                                                    ========         ========         ========         ========

Weighted average shares outstanding:
  Basic                                               20,735           20,512           20,640           20,398
  Diluted                                             21,064           20,968           20,887           20,868

Share and per-share amounts have been restated to reflect the Corporation's 2-for-1 stock split during 2003. Certain prior year information has been reclassified to conform to current presentation.

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                            December 31,     December 31,                  Change
                                                                2003             2002               $                  %
                                                              --------         --------         --------            ------
Assets
  Current Assets:
     Cash and cash equivalents                                $ 98,672         $ 47,717         $ 50,955            106.8%
     Receivables, net                                          143,362          135,734            7,628              5.6%
     Inventories, net                                           97,880           84,568           13,312             15.7%
     Deferred income taxes                                      23,630           21,840            1,790              8.2%
     Other current assets                                       10,979            9,005            1,974             21.9%
                                                              --------         --------         --------
       Total current assets                                    374,523          298,864           75,659             25.3%
                                                              --------         --------         --------
  Property, plant, and equipment, net                          238,139          219,049           19,090              8.7%
  Prepaid pension costs                                         77,877           76,072            1,805              2.4%
  Goodwill, net                                                220,058          181,101           38,957             21.5%
  Other intangible assets, net                                  48,268           21,982           26,286            119.6%
  Other assets                                                  14,800           13,034            1,766             13.5%
                                                              --------         --------         --------
       Total Assets                                           $973,665         $810,102         $163,563             20.2%
                                                              ========         ========         ========

Liabilities
  Current Liabilities:
     Short-term debt                                          $    997         $ 32,837         $(31,840)           -97.0%
     Accounts payable                                           43,776           41,344            2,432              5.9%
     Accrued expenses                                           44,938           32,446           12,492             38.5%
     Income taxes payable                                        6,748            4,528            2,220             49.0%
     Other current liabilities                                  39,424           50,472          (11,048)           -21.9%
                                                              --------         --------         --------
       Total current liabilities                               135,883          161,627          (25,744)           -15.9%
  Long-term debt                                               224,151          119,041          105,110             88.3%
  Deferred income taxes                                         21,798            6,605           15,193            230.0%
  Accrued pension & other postretirement benefit costs          75,633           77,438           (1,805)            -2.3%
  Long-term portion of environmental reserves                   21,083           22,585           (1,502)            -6.7%
  Other liabilities                                             16,236           11,578            4,658             40.2%
                                                              --------         --------         --------
       Total Liabilities                                       494,784          398,874           95,910             24.0%
                                                              --------         --------         --------

Stockholders' Equity
  Common stock, $1 par value                                    16,611           10,618            5,993             56.4%
  Class B common stock, $1 par value                             8,765            4,382            4,383            100.0%
  Capital surplus                                               52,998           52,200              798              1.5%
  Retained earnings                                            543,670          508,298           35,372              7.0%
  Unearned portion of restricted stock                             (55)             (60)               5             -8.3%
  Accumulated other comprehensive income                        22,634            6,482           16,152            249.2%
                                                              --------         --------         --------
                                                               644,623          581,920           62,703             10.8%
  Less:  cost of treasury stock                                165,742          170,692           (4,950)            -2.9%
                                                              --------         --------         --------

       Total Stockholders' Equity                              478,881          411,228           67,653             16.5%
                                                              --------         --------         --------

       Total Liabilities and Stockholders' Equity             $973,665         $810,102         $163,563             20.2%
                                                              ========         ========         ========

Certain prior year information has been reclassified to conform to current presentation.

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (In thousands)

                            ---------------------------------------    --------------------------------------
                                       Three Months Ended                             Year Ended
                                           December 31,                               December 31,
                            ---------------------------------------    --------------------------------------
                                                                %                                         %
                               2003            2002          Change       2003            2002         Change
                            --------        --------          ----     --------        --------         ----
Sales:
Flow Control                $ 78,146        $ 76,906           1.6%    $341,271        $172,455         97.9%
Motion Control                77,724          69,519          11.8%     265,905         233,437         13.9%
Metal Treatment               37,793          27,648          36.7%     138,895         107,386         29.3%
                            --------        --------                   --------        --------

Total Sales                 $193,663        $174,073          11.3%    $746,071        $513,278         45.4%

Operating Income:
Flow Control                $  9,815        $  9,136           7.4%    $ 39,991        $ 20,693         93.3%
Motion Control                11,616           9,140          27.1%      30,350          29,579          2.6%
Metal Treatment                5,953           3,833          55.3%      19,055          14,403         32.3%
                            --------        --------                   --------        --------

Total Segments                27,384          22,109          23.9%      89,396          64,675         38.2%
Pension Income                    31             446         -93.0%       1,611           7,208        -77.6%
Corporate & Other             (1,315)           (823)         59.8%      (1,677)         (2,846)       -41.1%
                            --------        --------                   --------        --------

                            --------        --------          ----     --------        --------         ----
Total Operating Income      $ 26,100        $ 21,732          20.1%    $ 89,330        $ 69,037         29.4%
                            ========        ========          ====     ========        ========         ====

Operating Margins:
Flow Control                    12.6%           11.9%                      11.7%           12.0%
Motion Control                  14.9%           13.1%                      11.4%           12.7%
Metal Treatment                 15.8%           13.9%                      13.7%           13.4%
Total Curtiss-Wright            13.5%           12.5%                      12.0%           13.5%

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and additionally is a provider of metal treatment services. The firm employs approximately 4,500 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

About the Centennial Celebration of Flight

On December 17, 1903, amid the sand dunes of Kitty Hawk, North Carolina, man's quest for powered flight became a reality when a small fabric and wood craft known as the Wright Flyer ushered in the aviation age. The team behind this legendary event, Orville and Wilbur Wright, along with aircraft designer Glenn Curtiss, gave birth to a new industry and founded Curtiss-Wright Corporation.

                                       ###

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtisswright.com.

Contact: Alexandra Magnuson
         (973) 597-4734
         amagnuson@cwcorp.curtisswright.com
         ----------------------------------